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                                                                   EXHIBIT 23
                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of
Directors of Core Industries Inc:

Our report on the fiscal 1994 consolidated financial statements of Core Industries Inc and subsidiaries has been incorporated by reference in this Form 10-K from the 1994 Annual Report to Stockholders of Core Industries Inc. In connection with our audit of such financial statements, we have also audited the related financial statement schedules as of and for the year ended August 31, 1994 listed in Item 14 of this Form 10-K.

In our opinion, the financial statements referred to above, when considered in relation to the fiscal 1994 consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

Detroit, Michigan
October 11, 1994